Exhibit 4.1.8

AMENDMENT NO. 8

dated as of February 6, 2020

to

Trust Indenture

of SPDR® GOLD TRUST

dated as of November 12, 2004

This Amendment (this “Amendment”), dated as of February 6, 2020, is to the Trust Indenture (the “Trust Indenture”) of the SPDR® GOLD TRUST (the “Trust”), dated as of November 12, 2004, and as amended from time to time, between World Gold Trust Services, LLC, as the sponsor of the Trust (the “Sponsor”), and The Bank of New York Mellon, as the trustee of the Trust (the “Trustee”).

WHEREAS, the London Bullion Market Association (the “LBMA”) published updated good delivery rules in December 2019 entitled “Good Delivery List Rules”;

WHEREAS, the Sponsor and the Trustee propose to amend the Trust Indenture to update the definitions to reflect the most recent good delivery rules published by the LBMA and provide flexibility for any future changes to such rules;

WHEREAS, Section 10.01 of the Trust Indenture provides, in pertinent part, that the Sponsor and the Trustee may amend the Trust Indenture “to cure any ambiguity or to correct or supplement any provision hereof which may be defective or inconsistent or to make such other provisions in regard to matters or questions arising hereunder as will not materially adversely affect the interests of Beneficial Owners as determined in good faith by the Sponsor”; and

WHEREAS, all conditions and requirements necessary to make this Amendment a valid instrument that is legally binding on the parties hereto and on the Beneficial Owners have been satisfied.

NOW, THEREFORE, the Sponsor and the Trustee agree as follows:

1.    The following definitions set forth in Article I of the Trust Indenture are hereby amended in their entirety as follows:

“Fine Ounce” means the measure of fine gold content, calculated by multiplying the gross weight in Ounces by the fineness, expressed in terms of the fine metal content in parts per 1000, in accordance with the standards and specifications set forth in the good delivery rules promulgated by the LBMA from time to time.

“London Good Delivery” has the meanings assigned thereto in the good delivery rules, including with respect to the standards and specifications for gold bullion, promulgated by the LBMA from time to time, or the equivalent rules of such other gold market where the Sponsor may direct the Trustee in accordance with Section 3.02(b) to arrange through a Custody Agreement for safekeeping of Gold and services in connection with its deposit and delivery, provided that any gold bullion permitted to be delivered to a Trust Allocated Account in such market shall meet the definition of Gold under this Agreement.

2.    Except as modified by this Amendment, the Trust Indenture shall remain unmodified and in full force and effect.

3.    Written notice of this Amendment, in the form annexed hereto, shall be distributed as provided in Section 10.01(b) of the Trust Indenture.

4.    Capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Trust Indenture.

5.    This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but together shall constitute one and the same amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Sponsor and the Trustee have duly executed and delivered this Amendment as of the date first above written.

WORLD GOLD TRUST SERVICES, LLC, as Sponsor

By:	/s/ Laura S. Melman

Name:	Laura S. Melman
Title:	Chief Financial Officer and Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Patrick Griffin

Name:	Patrick Griffin
Title:	Vice President

[Signature Page to Amendment No. 8 to

Trust Indenture of SPDR® GOLD TRUST]

Notice of Amendment to Trust Indenture

SPDR® GOLD TRUST

Notice of Amendment of Trust Indenture

In December 2019, the London Bullion Market Association (the “LBMA”) published updated good delivery rules entitled “Good Delivery List Rules.” The Good Deliver List Rules include specifications for good delivery gold bars. Effective as of February 6, 2020, the Trust Indenture was amended to update certain definitions to reflect the most recent good delivery rules published by the LBMA and provide flexibility for any future changes to such rules.

This notice is provided as directed by the Trust Indenture. No action by owners of SPDR® Gold Shares is required.

The Bank of New York Mellon

Trustee